Exhibit 10.1

FOURTH AMENDMENT

TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (this “Amendment”), with an effective date of June 30, 2013, is entered into by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), BMO Harris Bank N.A., formerly known as Harris N.A., as administrative agent for the Lenders (in such capacity, “Agent”), and Cobra Electronics Corporation, a Delaware corporation (“Borrower”).

WHEREAS, Borrower, Agent, and the Lenders are parties to that certain Credit Agreement dated as of July 16, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, Borrower has requested that Agent and the Lenders agree to amend and modify the Credit Agreement as provided herein, subject to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 5 below and in reliance upon the representations and warranties of Borrower set forth in Section 6 below, the Credit Agreement is amended as follows:

(a) Clause (iv) of Section 3.l(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(iv) fourth, to the outstanding principal balance of the Revolving Loans, Reimbursement Obligations in respect of amounts drawn under Letters of Credit and Hedging Liabilities of which Administrative Agent has been previously informed by the Lender providing the products resulting in the Hedging Liabilities in accordance with Section 11.9 hereof (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation); and

(b) Clause (v) of Section 3.l(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(v) finally, to the extent that there remains any outstanding Obligations due and payable, to be applied to, or held as security (in a non-interest bearing account) for, any remaining unpaid or unsatisfied Obligations including Funds Transfer and Deposit Account Liability (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation), and otherwise, to the Borrower.

(c) Clause (iv) of Section 3.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(iv) fourth, to the payment of principal on the Revolving Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to 105% of the then outstanding amount of all such L/C Obligations), the aggregate amount paid to, or held as collateral security for, the Lenders to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof and the Hedging Liabilities of which Administrative Agent has been previously informed by the Lender providing the products resulting in the Hedging Liabilities in accordance with Section 11.9 hereof (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation);

(d) Clause (v) of Section 3.l(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(v) fifth, to the payment of all other unpaid Obligations (including without limitation Funds Transfer and Deposit Account Liability) and all other indebtedness, obligations, and liabilities of the Borrower and any other Loan Parties secured by the Collateral Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation); and

(e) Section 4.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 4.4 Guaranties.

The payment and performance of the Obligations shall at all times be guaranteed by each Loan Party (other than the Borrower), pursuant to one or more Guaranties in form and substance reasonably acceptable to the Administrative Agent; provided, however, that, with respect to any guarantor, Hedging Liability guaranteed by such guarantor shall exclude all Excluded Swap Obligations.

(f) A new Section 12.27 is hereby inserted into the Credit Agreement as follows:

Section 12.27 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under its Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under its Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with this Agreement and such Guaranty. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(l8)(A)(v)(II) of the Commodity Exchange Act.

(g) Annex I of the Credit Agreement is hereby amended to add the following defined term in appropriate alphabetical order as follows:

““Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.). as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Person executing a Guaranty, any Swap Obligation if, and to the extent that, all or a portion of such Guaranty of such guarantor of, or the grant by such guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.”

““Fleming Lawsuit” means that certain action styled Hoyt A. Fleming v. Cobra Electronics Corp. and The Whistler Group, Inc., Civil Action No. l:12-CV-00392-BLW filed on August 3, 2012 in the United States District Court for the District of Idaho, along with any claims made against Cobra by customers who have been or may be accused by Hoyt Fleming of patent infringement arising out of the customers’ sale or other disposition of Cobra products, including without limitation any Cobra customer indemnity claims arising out of that certain action styled Hoyt A. Fleming v. Escort, Inc., et al., Civil Action No. 1:12-CV-00066-BLW filed on February 12, 2012, in the United States District Court for the District of Idaho.”

““Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section la(18)(A)(v)(II) of the Commodity Exchange Act.”

““Swap Obligation” means, with respect to any Person executing a Guaranty, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.”

(h) The defined term “Applicable Margin” set forth in Annex I of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Applicable Margin” means with respect to Loans, Reimbursement Obligations and letter of credit fees payable under Section 2.1 hereof with respect to Standby Letters of Credit and Commercial Letters of Credit, in each case until the first Pricing Date, the rates per annum shown opposite Level IV below, and thereafter from one Pricing Date to the next, the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Fixed Charge Coverage Ratio	Applicable Margin for Base Rate Loans and Reimbursement Obligations	Applicable Margin for Eurodollar Loans	Applicable Margin for letter of credit fees with respect to Standby Letters of Credit	Applicable Margin for letter of credit fees with respect to Commercial Letters of Credit
IV	Less than 1.20 to 1.0	1.50%	3.00%	3.00%	1.50%
III	Greater than or equal to 1.20 to 1.0 but less than 1.75 to 1.0	1.25%	2.75%	2.75%	1.375%
II	Greater than or equal to 1.75 to 1.0 but less than or equal to 2.25 to 1.0	1.00%	2.50%	2.50%	1.250%
I	Greater than 2.25 to 1.0	0.75%	2.25%	2.25%	1.125%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after September 30, 2013, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Fixed Charge Coverage Ratio measured as of the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2013. The Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date,. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e. Level IV pricing shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders, subject to adjustment for manifest error.”

(i) The defined term “Fixed Charge Coverage Ratio” set forth in Annex I of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Fixed Charge Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) Adjusted EBITDA for the twelve then most recently completed calendar months, plus, in the case of each such period ending on or prior to June 30, 2014, and solely for purposes of compliance with Section 8.22(b) hereof and not for any other purposes under this Agreement, expenses incurred during such period in connection with the Fleming Lawsuit up to an amount not to exceed $2,750,000 during such twelve month period of determination, minus the sum of (i) Capital Expenditures during such period to the extent not financed with the proceeds of Indebtedness for Borrowed Money and (ii) federal, state, local and foreign income taxes paid in cash during such period net of federal, state, local and foreign income taxes refunds received in cash during such period to (b) Fixed Charges for such period, all determined for the Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP.”

(j) The defined term “Hedging Liability” set forth in Annex I of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Hedging Liability” means the liability of any Loan Party under any agreements with respect to any interest rate, foreign currency, and/or commodity exchanges, swaps, caps, collars, floors, forwards, options, or other similar arrangements, as any Loan Party may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates for the purpose of hedging or otherwise protecting against interest rate, foreign currency and/or commodity exposure; provided, however, that, with respect to any Person executing a Guaranty, Hedging Liability guaranteed by such guarantor shall exclude all Excluded Swap Obligations.”

(k) Exhibit D to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

3. Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

4. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents, in each case as amended hereby, represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of its Obligations. The Liens and rights securing payment of its Obligations are hereby ratified and confirmed by Borrower in all respects.

5. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

(a) Each party hereto shall have executed and delivered this Amendment to Agent;

(b) Borrower shall have paid to Agent, for the pro rata benefit of the Lenders, an amendment fee equal to $125,000; and

(c) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

6. Representations and Warranties. In order to induce Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:

(a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date);

(b) No Default or Event of Default has occurred and is continuing;

(c) This Amendment constitutes a legal, valid and binding obligation of Borrower and is enforceable against Borrower in accordance with its respective terms.

7. Miscellaneous.

(a) Expenses. Borrower agrees to pay on demand all costs and expenses of Agent (including the reasonable fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

8. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and the Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto, other than to the extent of those Claims which arise from the gross negligence or willful misconduct of the applicable Releasee as determined in a final, non-appealable judgment by a court of competent jurisdiction.

(b) Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

COBRA ELECTRONICS CORPORATION

By:	/s/ Robert J. Ben
Name:	Robert J. Ben
Title:	Senior Vice President and CFO

BMO HARRIS BANK N.A., formerly known as Harris N.A., in its individual capacity as a Lender and as Agent

By:	/s/ William J. Kennedy
Name:	William J. Kennedy
Title:	Vice President

FIFTH THIRD BANK, in its individual capacity as a Lender

By:	/s/ Robert Tanakatsubo
Name:	Robert Tanakatsubo
Title:	Officer

Signature Page to Fourth Amendment to Credit Agreement

EXHIBIT A

EXHIBIT D

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to BMO Harris Bank N.A., formerly known as Harris N.A., as Administrative Agent as provided for in and pursuant to that certain Credit Agreement dated as of July 16, 2010 among Cobra Electronics Corporation, a Delaware corporation, (the “Borrower”), certain Lenders which are signatories thereto and BMO Harris Bank N.A., formerly known as Harris N.A., as Administrative Agent (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I hold the office of                                              of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and each of its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this certificate are true, correct and complete as of the dates and for the periods covered thereby; and

5. The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

Exhibit D – Page 1

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this                     day of                     20        .

COBRA ELECTRONICS CORPORATION

By:
Name:
Title:

Exhibit D – Page 2

ATTACHMENT TO COMPLIANCE CERTIFICATE

Compliance Calculations for Credit Agreement

Dated as of [                     ], 2010

Calculations as of                     , 20

A.	Capital Expenditures (Section 8.22(a))

	1. Year-to-Date Capital Expenditures by the Loan Parties	$

	2. Year-to-Date Capital Expenditures by the Loan Parties made with Net Cash Proceeds of an Event of Loss in order to replace Property subject to such Event of Loss	$

	3. Line Al minus Line A2	$

	4. Capital Expenditures Annual Limit	$

	5. Permitted amount of Capital Expenditures carry forward	$

	6. Line A4 plus Line A5	$

	7. Line A3 must be less than or equal to Line A6	$

	8. The Borrower is in compliance (circle yes or no)	Yes/No

B.	Fixed Charge Coverage Ratio (Section 8.22(b))

	1. Net Income for the period	$

	2. Interest Expense for the period	$

	3. Federal, state and local income taxes for the period	$

	4. Depreciation of fixed assets and amortization of intangible assets for the period	$

	5. Add Lines B1, B2, B3 and B4 (EBITDA)	$

	6. Losses with respect to the cash surrender value of the Life Policies	$

	7. FASB 123 stock option expenses	$

8. Foreign exchange losses	$

9. Deferred revenue charges (net of any deferred revenue charges realized from prior periods)	$

10. Write-downs of intangible assets	$

11.    Breakage fees payable in cash incurred on the Closing Date as a result of the termination by the Borrower of any agreement with respect of swaps so long as, after giving effect to the payment of such fees, Excess Availability is at least the Minimum Required Excess Availability Amount

$

12. Other non-cash losses acceptable to the Administrative Agent in its reasonable credit judgment	$

13. Add Lines B6, B7, B8, B9, B10, B11 and B12	$

14. Gains with respect to the cash surrender value of the Life Policies	$

15. Foreign exchange gains	$

16. Write-ups of intangible assets	$

17. Other non-cash gains acceptable to the Administrative Agent in its reasonable credit judgment	$

18. Add Lines B14, B15, B16 and B17	$

19. Line B5 plus Lines B13 minus Line B18 (Adjusted EBITDA)	$

20.    In the case of each such period ending on or prior to June 30, 2014, expenses incurred during such period in connection with the Fleming Lawsuit up to an amount not to exceed $2,750,000 during such twelve month period of determination

$

21. Unfinanced Capital Expenditures for the period	$

22. Federal, state, local and foreign income taxes paid in cash during the period net of federal, state, local and foreign income taxes refunds received in cash during the period	$

23. Add Lines B21 and B22	$

Exhibit D – Page 4

24.	Line B19 plus Line B20[1] minus Line B23	$

25.	Scheduled payments required to be made during the period in respect of principal on all Indebtedness for Borrowed Money (excluding payments made on the Revolving Credit)	$

26.	Interest Expense payable in cash for the period (excluding Interest Expense arising as a result of the termination by the Borrower of any agreement with respect of any interest rate, foreign currency and/or commodity exchanges, swaps, caps, collars, floors, forwards, options or other similar arrangements)	$

27.	Capitalized Lease Obligations payable in cash for the period	$

28.	Restricted Payments paid in cash during the period	$

29.	Add Lines B25, B26, B27 and B28 (Fixed Charges)	$

30.	Ratio of Line B24 to Line B29 : 1.0	:1.0

31.	Line B30 ratio must not be less than 1.10 : 1.0	1.10:1.0

32.	The Borrower is in compliance (circle yes or no)	Yes/No

[1]	Line B20 is to be added solely for purposes of compliance with Section 8.22(b) of the Credit Agreement and not for any other purposes under the Credit Agreement.

Exhibit D – Page 5